Exhibit 99.1

FOR IMMEDIATE RELEASE
A. SCHULMAN UPDATES EARNINGS GUIDANCE FOR FISCAL 2007
AKRON, Ohio — June 12, 2007 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net income for the fiscal year ending August 31, 2007 is now expected to be in the range of $17-$23 million. This is below prior guidance that fiscal 2007 net income would fall in the range of $25-$30 million. The primary reasons for the shortfall in expected full-year earnings include unexpected continued weakness in both Europe and North America during the fiscal third quarter ended May 31, 2007. The Company also now expects that weakness to extend into the fourth quarter ending August 31, 2007, as well.
The net income estimate for fiscal 2007 includes $7.0 million of expected savings from the Company’s North American restructuring activities. The estimate also includes approximately $2.5 million of costs associated with the two previously announced restructurings this fiscal year.
“The markets in both Europe and North America have continued to be very difficult and we are disappointed that we are not seeing the kind of recovery we were expecting last quarter when we gave the prior guidance,” said Terry L. Haines, chairman, president and chief executive officer.
Haines continued, “Despite the volume and market weakness, we are very encouraged by the cost-cutting actions we are taking to return our North American business to profitability and are comfortable we are on track to realize significant savings. We believe that the structural changes we made earlier in the year, combined with the ongoing review of our North American business model, will result in a much stronger and consistently more profitable business.”
On June 29, 2007, A. Schulman will announce its fiscal third-quarter results and hold a conference call to discuss the results as well as the Company’s outlook for the remainder of the fiscal year.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.

3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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